Exhibit 99.1
ACQUISITION BY
DATA STORAGE CORPORATION
OF 80% OF THE EQUITY OF
e-ternity Business Continuity Consultants, Inc.
Summary of Proposed Terms (“Term Sheet”)

May 16, 2012
Purchaser:	Data Storage Corporation, a Delaware corporation (“DSC”)
Corporation	e-ternity Business Continuity Consultants, Inc.
Seller:	2059904 Ontario Inc. (“Stockholder”)
Structure:
Subject to the completion of satisfactory due diligence, determined by DSC in its sole discretion, acquisition by DSC of eighty percent (80%) of all the issued and outstanding equity interests (including but not limited to any issued but unexercised warrants) (the “80% Interest”) of e-ternity Business Continuity Consultants, Inc. a Canadian corporation (the “Company”), free and clear of all pledges, restrictions, shareholder agreements, liens and encumbrances.

In addition, DSC will be granted a call option by all the holders of the remaining twenty percent (20%) of the Company’s issued and outstanding equity interests (the “20% Interest”) to acquire such 20% Interest within two (2) years, but not earlier than one year following the Closing (as hereinafter defined) and the Stockholders shall have a put option on similar terms for a purchase price equal to 20% of 1.4 x annual gross revenue less any local, state, province or government taxes within the guidelines of gross profit margins further defined in the final Purchase Agreement.  The Stockholders cannot execute a Put if revenue declines by greater than 10%.

Purchase Price:
The Company is valued at Two Million Five Hundred Thousand Dollars ($2,500,000.00) (all references to Dollars herein shall mean Canadian Dollars) and the purchase price for the 80% Interest (the “Purchase Price”) is Two Million Dollars ($2,000,000.00) and would consist of the following payments:

• Closing Payment.  A payment (“Closing Payment”) would be made by DSC to the Stockholders at closing of the acquisition, of 80% of the Equity (the “Closing”), of One Million  Dollars ($1,000,000.00) to be apportioned as to Eight Hundred Thousand dollars ($800,000.00)  in cash and Two Hundred Thousand dollars  ($200,000.00) in DSC Stock valued at $0.85 per share.  The Stockholders shall utilize the cash payment hereinbefore set forth to retire all corporate debt as follows:

a) Current line to Scotiabank (about $180,000.00)

b) Purchase sufficient shares of the corporation to enable the Corporation to retire Shareholders loans owing to Stockholders

c)  BDC Loan (approximately $14,700.00)

d) Credit Card Balance (currently approx. $2,000.00)

Final Payment.  The balance of One Million Dollars ($1,000,000.00) to be apportioned as to Eight Hundred Thousand dollars ($800,000.00) in cash and Two Hundred Thousand dollars ($200,000.00) in DSC Stock valued at $0.85 per share.  The shares will be restricted based on the Company shareholders being considered affiliates.

All shares will be placed in escrow and endorsed to DSC on the Closing but shall only be released to DSC on the completion of the final payment herein contemplated. Should DSC fail to make such payment the Shares shall revert to the Corporation and the corporation shall retain the first part of the purchase price advanced and the Parties shall provide mutual releases.

Structure	It is agreed between the parties that the Stockholder shall purchase sufficient shares from Treasury contemporaneous with closing and in escrow to the closing hereof to create one hundred thousand issued and outstanding common shares. The purchase price shall be equal to the full amount of any and all outstanding shareholder loans. and the corporation shall use said funds to retire the shareholder loans on or before closing.

The Anniversary Payment will be based on the Company achieving Revenue not  to be less than ($1,600,000) One Million Six Hundred Thousand dollars calculated at the end of the twelfth (12th) month using current accounting methods with a Gross Profit Margin to be determined by the Company and DSC’s auditors and if so will be adjusted either up or down based upon a schedule to be defined in the final Purchase Agreement.

Adjustment to Final Payment
DSC will be entitled to offset against the Final Payment any losses relating to breaches of representations and warranties by the Company or the Stockholder in the purchase agreement or excluded liabilities specified in the purchase agreement.

Working Capital Infusion
Contemporaneously with the Closing, DSC shall make an unsecured loan in the amount of Two Hundred and Fifty Thousand Dollars ($250,000) to the Company.  Within thirty (30) days after the end of the 2nd  calendar quarter following Closing, DSC shall make additional One Hundred and Fifty Thousand Dollar ($150,000) unsecured loans to the Company, Within thirty (30) days after the end of the 3rd   calendar quarter following Closing, DSC shall make additional One Hundred Thousand Dollar ($100,000) unsecured loan to the Company  for a total of Five Hundred Thousand Dollars ($500,000), provided that the Company has achieved the following levels of qualified recurring gross monthly revenue for the last month of each quarter respectively.:

                 Quarter Following Closing                    Monthly Recurring Gross Revenue

                                  1st                                                                   $94,100
                                  2nd                                                                   $108,200
                                  3rd                                                                   $122,300
                                  4th                                                                   $190,000

It is agreed between the parties that the Monthly Recurring Gross Revenue figures provided above are estimates only and may vary by no more than 10%.

Employment Agreement
The Stockholders and the Company will enter into a 1 year executive employment agreement customary for each position and responsibilities.  Such agreement shall provide for base salary of $150,000, with annual bonus compensation not to exceed $50,000 annually

Conditions Precedent:	The Closing would be subject to the usual and customary conditions precedent for transactions of this type, including, without limitation:

	▪	Completion by DSC, in its sole discretion, of a customary due diligence investigation of the Company.

	▪	Negotiation and execution of definitive stock purchase agreement (“APS”) and other transaction documents satisfactory to DSC.

	▪	Negotiation and execution of definitive shareholders’ Agreement to be effective so long as any of the Stockholders remain shareholders of the Company to contemplate operating distribution and other matters.

	▪	Receipt of the consent if necessary of any applicable governmental authorities and contractual counterparties concerning the transfer of the 80% Interest to DSC

	▪	Receipt of customary closing deliverables.

	▪	No material adverse change having occurred in the assets (including historical levels of working capital), business, operations, financial condition or prospects of the Company.

Timing of Closing:	Execution of the Shareholders’ Agreement and APS is expected to occur on or before the date that is ninety (90) days from the execution of this Term Sheet.
Expenses:	DSC and the Stockholders will bear their own fees and expenses (including, without limitation, fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in connection with the transaction, whether or not the Closing occurs.
Confidentiality:	The parties agree and acknowledge that the existence of this Term Sheet and all of its terms and conditions are subject to the Mutual Non-Disclosure Agreement between DSC and the Company (the “NDA”).
No-Shop Provision:	In consideration of the substantial time, effort and money expended and to be expended by DSC in connection with the preparation and execution of this Term Sheet and undertaking the due diligence efforts described herein (which the Company and the Stockholder agree and acknowledge is sufficient consideration), the Company and the Stockholder agree that, from the date of execution and delivery of this Term Sheet until the first to occur of: (a) DSC having provided written notice to the Company and the Stockholder of termination by DSC of its due diligence efforts and its decision to not proceed to negotiate a definitive purchase agreement; (b) the execution by the parties of a definitive purchase agreement; or (c) thirty (30) days after execution and delivery of this Term Sheet by the parties (the “Restricted Period”), the Company and the Stockholder shall not, directly or indirectly, solicit, initiate, encourage, entertain or participate in any inquiries or proposals from, discuss or negotiate with, provide any information to, consider the merits of any inquiries or proposals from, or enter into any term sheet, letter of intent or contract with, any person or entity (including any of its officers or employees), in each case relating to: (i) any equity or convertible debt issuance, merger, consolidation, recapitalization, business combination or other transaction resulting in a change of control of the Company; or (ii) any sale or other disposition of all or any part of the Company’s equity interests (any such transaction, an “Alternative Transaction”). If, during the Restricted Period, the Company or the Stockholder or any of their agents, advisors or representatives receives any communication concerning a proposed Alternative Transaction, the Company and the Stockholder shall not (and shall cause their agents, advisors and representatives to not) make any written or oral response to such communication (other than to state that a contractual obligation precludes a substantive response) and shall provide written notice to DSC promptly (and in any event within two (2) business days) after such communication is received, which notice shall include a reasonable description of the material terms and conditions of the proposed Alternative Transaction (including the identity of the person or entity making the communication) and correct and complete copies of any documents supplied by such person or entity in connection with the proposed Alternative Transaction. The Company and the Stockholder and their agents, advisors and representatives shall cease immediately any discussions regarding any potential Alternative Transactions that were ongoing as of the date of execution and delivery of this Term Sheet by the parties.

Miscellaneous Provisions:
This Term Sheet will be governed by the laws of Ontario, Canada, Nevada or New York to be determined in the final agreement the situs of the property, without giving effect to any conflict of law or choice of law provision that would result in application of the law of any other jurisdiction.  The parties each hereby submit to the exclusive jurisdiction of the courts of Ontario/Nevada or New York with respect to any action or proceeding arising out of or relating to this Term Sheet.  The parties each irrevocably waive, to the fullest extent allowable under applicable law, any right to a trial by jury in respect of any action or proceeding arising out of or relating to this Term Sheet.

This Term Sheet and the NDA collectively set forth the entire agreement between the parties concerning the subject matter hereof and supersede any and all prior or contemporaneous letters of intent, discussions, correspondence or other arrangements between DSC, the Company and the Stockholder with respect to the transactions contemplated by this Term Sheet.

No purported amendment to any provision of this Term Sheet will be binding on any of the parties hereto unless DSC, the Company and the Stockholder have each duly executed and delivered to the other parties a written instrument which states that it constitutes an amendment to this Term Sheet and specifies the provision(s) hereof that are being amended.

No purported waiver of any provision of this Term Sheet will be binding on any of the parties except if the party providing such waiver has duly executed and delivered to the other parties a written instrument which states that it constitutes a waiver of one or more provisions of this Term Sheet and specifies the provision(s) that are being waived.

Neither this Term Sheet nor any of the rights or obligations of the Stockholder under this Term Sheet may be assigned or delegated, in whole or in part, by the Stockholder without the prior written consent of DSC.  Any purported assignment or delegation in violation of the preceding sentence will be null and void.  Subject to the preceding sentences of this paragraph, the binding provisions of this Term Sheet will be binding on the parties and their respective successors and permitted assigns and will inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

No person or entity other than DSC, the Company and the Stockholder, or their respective successors and permitted assigns, is or is intended to be a beneficiary of this Term Sheet.

This Term Sheet may be executed in one or more counterparts and copies of signature pages sent by facsimile or other electronic transmission method will be valid and binding for all purposes.

Expiration:
This Term Sheet and the negotiations concerning the proposed transactions contemplated hereby may be terminated at any time by DSC, the Company and the Stockholder.  Unless executed by the Company and the Stockholder and delivered to DSC on or before May 16, 2012 this Term Sheet shall automatically expire and be null and void following such date. This Term Sheet shall not be effective until executed by all parties.

Binding Effect:
Notwithstanding anything to the contrary in this Term Sheet or otherwise, DSC, the Company and the Stockholder each agree and acknowledge that, except for the provisions of the sections hereof entitled “Expenses”, “Confidentiality”, “No-Shop Provision”, “Miscellaneous Provisions”, “Expiration” and this “Binding Effect” section (which are binding on the parties), this Term Sheet is only a non-binding expression of the present intentions of the parties and, unless and until definitive agreements with respect to the transaction described herein have been executed and delivered by the parties, no legally binding agreement exists between the parties hereto to consummate the transaction contemplated by this Term Sheet.  This Term Sheet shall not be interpreted as imposing any obligation on any of the parties to negotiate in good faith or to otherwise consummate the transactions contemplated hereby.  Each party agrees and acknowledges that the other parties will not be liable for any indirect, incidental, consequential, reliance or similar damages (including, without limitation, loss of revenue or business opportunity) in relation to, or in connection with, the failure to occur of the transactions contemplated by this Term Sheet, and each party hereby irrevocably waives and releases any right it may now or hereafter have to make any claim relating to such matter.

IN WITNESS WHEREOF, the parties have each executed and delivered this Term Sheet as of the date set forth above.

DSC:

DATA STORAGE CORPORATION

By:       /s/ Richard Rebetti
Name:  Richard Rebetti
Title:    COO

COMPANY:

e-Ternity Business Continuity Consultants, Inc.

By:       /s/ Greg Onoprijenko
Name:  Greg Onoprijenko
Title:    President

Stockholder:

2059904 Ontario Inc.

By:       /s/ Greg Onoprijenko
Name:  Greg Onoprijenko
Title:    President